Exhibit 99.1

NEWS RELEASE	C2009-7
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – April 29, 2009	Page 1

DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2009
FINANCIAL RESULTS

KANSAS CITY, MO (April 29, 2009) – Consolidated net income for DST Systems, Inc. (NYSE: DST) was $73.2 million ($1.47 per diluted share) for first quarter 2009 compared to $72.2 million ($1.10 per diluted share) for first quarter 2008.  Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $41.6 million ($0.83 per diluted share) for first quarter 2009 compared to $55.2 million ($0.84 per diluted share) for first quarter 2008.

First quarter 2009 financial and operational highlights were as follows:

•
Consolidated operating revenues decreased $35.2 million or 8.2% to $395.6 million as compared to first quarter 2008 attributable to a $19.1 million decline in Financial Services and a $15.7 million decline in Output Solutions.  The Financial Services decline resulted from lower international professional service, software maintenance and license revenues and from changes in foreign currency exchange rates (principally changes between the U.S. Dollar and the British Pound), lower data processing support revenues, and lower mutual fund shareowner processing service revenues.  The Output Solutions decline reflects lower items mailed and images produced.

•
Total mutual fund shareowner accounts serviced at March 31, 2009 decreased 2.7 million accounts or 2.2% from December 31, 2008 to 117.4 million accounts.  The decrease in accounts serviced during first quarter 2009 is comprised of net shareowner account closures of approximately 2.1 million (1.8 million registered accounts and 300,000 subaccounts) and conversions of approximately 600,000 registered accounts to non-DST subaccounting platforms.

•
Consolidated income from operations decreased $10.0 million or 11.8% to $74.4 million as compared to first quarter 2008, comprised of decreases of $6.6 million in Output Solutions and $3.4 million in Financial Services.  The decrease in Output Solutions is from lower operating revenues.  The decrease in Financial Services income from operations is attributable to reduced earnings from mutual fund shareowner processing, lower data processing support revenues and lower international revenues.

•
Equity in earnings of unconsolidated affiliates decreased $3.0 million or 34.5% to $5.7 million as compared to first quarter 2008 attributable to lower equity in earnings of BFDS, IFDS and Argus, partially offset by improved results in other unconsolidated affiliates.

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•
DST’s dividend income from State Street Corporation (“State Street”) was approximately $2.5 million lower in first quarter 2009 as compared to first quarter 2008 from a previously announced reduction in State Street’s quarterly dividend from $0.23 per share in first quarter 2008 to $0.01 per share in first quarter 2009.  The reduction in the State Street dividend contributed to an approximate $0.04 reduction in DST’s diluted earnings per share during first quarter 2009 and increased DST’s effective tax rate as dividends received are taxed at a lower effective income tax rate.

•
Other income (expense), net reflected income of $16.2 million in first quarter 2009 as compared to expense of $4.4 million in first quarter 2008, an increase of $20.6 million.  Taking into account certain non-GAAP adjustments affecting both first quarter 2009 and 2008 results, other income reflected income of $1.6 million in first quarter 2009, a decrease of $4.5 million as compared to first quarter 2008.  On this basis, the decrease in other income as compared to first quarter 2008 is primarily from lower dividend income.

The components of other income (expense), net are as follows (in millions):

	For the Three Months Ended
	March 31,
	2009	2008

Adjusted non-GAAP other income, net	$1.6	$6.1

Gain on equity interest in Argus Health Systems	41.7

Net losses on securities and other investments	(30.8)	(10.5)

Gain on extinguishment of senior convertible debentures	3.7

Reported GAAP other income (expense), net	$16.2	$(4.4)

As previously announced, DST purchased the remaining 50% interest of Argus Health Systems, Inc. (“Argus”) for $57.0 million in cash on March 31, 2009.  As a result, Argus will no longer be an unconsolidated affiliate of DST, but rather will be a wholly-owned subsidiary and DST will no longer record equity in earnings of Argus, but rather will consolidate Argus’ results into the Company's consolidated financial statements.  As required by generally accepted accounting principles, the Company adopted SFAS No. 141(R) Business Combinations (“SFAS 141R”) on January 1, 2009.  In accordance with SFAS 141R, the acquisition of the remaining 50% of Argus was treated as a step acquisition.  Accordingly, DST remeasured its previously held equity interest in Argus to fair value and recorded a $41.7 million gain.  DST recognized 100% of the identifiable assets and goodwill resulting from the acquisition of the remaining 50% Argus interest and the remeasurement of DST’s previously held equity interest.  DST estimates that annual amortization expense from acquired Argus intangible assets (proprietary software, customer relationships and other assets) will be approximately $4.2 million.  DST expects that the inclusion of Argus on this basis will be dilutive to 2009 earnings per share.

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The $30.8 million of net losses on securities and other investments for first quarter 2009 is comprised of net realized losses from sales of available-for-sale securities of $800,000, other than temporary impairments on available-for-sale securities of $25.6 million and net unrealized losses on private equity fund and other investments of $4.4 million.  The unrealized losses recorded on available-for-sale securities and other investments are associated with other than temporary declines in securities share prices of available-for-sale securities and lower of cost or market valuation adjustments of other investments.

The Company recorded a $3.7 million gain during first quarter 2009 associated with the repurchase of a portion of the Company’s senior convertible debentures at a discount to carrying value.  The Company repurchased approximately $51.5 million in principal amount of the original $540 million 4.125% Series A senior convertible debentures and approximately $2.0 million in principal amount of the original $300 million 3.625% Series B senior convertible debentures.

•
The Company’s income tax rate was 14.6% for first quarter 2009 as compared to 5.0% for first quarter 2008.  Taking into account certain non-GAAP adjustments affecting both first quarter 2009 and 2008 results, the Company’s income tax rate was 41.5% for first quarter 2009 as compared to 36.2% for first quarter 2008.  On this basis, the Company expects its full year 2009 tax rate to be approximately 39.0%.  The increase in the Company’s income tax rate in 2009 is attributable to valuation allowances recorded against certain international operating losses during 2009 and lower dividend income in 2009 which is taxed at a lower effective tax rate.

Share-related activity during first quarter 2009 was as follows:

•
During first quarter 2009, the Company repurchased 100,000 shares of DST common stock for $2.8 million or approximately $28.00 per share.  At March 31, 2009, there were approximately 2.4 million shares remaining under the existing share repurchase authorization plan.

•	The Company had approximately 49.7 million shares outstanding at March 31, 2009.

•
Diluted shares outstanding for first quarter 2009 were 49.9 million shares, a decrease of 15.6 million shares or 23.8% from first quarter 2008, and a decrease of 200,000 shares or 0.4% from fourth quarter 2008.  The decrease from first quarter 2008 is primarily attributable to shares repurchased after March 31, 2008, the absence of dilutive effects of the convertible debentures in 2009 resulting from the Company’s average share price during first quarter 2009 being less than $49.08 per share, and lower dilutive effects of outstanding stock options.  Diluted shares outstanding at March 31, 2009 include approximately 200,000 shares from outstanding stock options.  The aggregate dilutive effect of outstanding stock options and convertible debentures decreased by approximately 200,000 shares from fourth quarter 2008 and decreased by approximately 6.7 million shares from first quarter 2008, primarily from decreases in the Company’s average share price and lower outstanding stock options.

•
Total stock options and restricted stock (“equity units”) outstanding at March 31, 2009 were 8.3 million, of which 5.7 million were stock options and 2.6 million were restricted stock.  Equity units decreased 200,000 or 2.4% from December 31, 2008 and decreased 400,000 or 4.6% from March 31, 2008.

FOR IMMEDIATE RELEASE – April 29, 2009	Page 4

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment excluding out-of-pocket reimbursements (“OOP”) for first quarter 2009 decreased $19.1 million or 6.7% to $267.7 million as compared to first quarter 2008.  The decrease in Financial Services operating revenues is attributable to reductions in international professional service, software maintenance and license revenues, lower data processing support revenues and lower mutual fund shareowner processing service revenues.  The effect on international revenues from the change in foreign currency exchange rates between the U.S. Dollar, the British Pound and other foreign currencies was an approximate $9.7 million operating revenue reduction as compared to first quarter 2008.  Data processing support revenues decreased by approximately $2.5 million due to a previously announced expiration of a contract in June 2008.  The net decrease in mutual fund shareowner processing service revenues resulted from lower levels of registered accounts serviced and lower TRAC participants processed (principally from a client internalizing its participant accounting operations during third quarter 2008), which were partially offset by higher levels of subaccounts serviced.

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The following table summarizes mutual fund shareowner accounts serviced (in millions):

	March 31,	December 31,	March 31,
	2009	2008	2008

Registered accounts:
Non tax-advantaged	62.8	65.4	68.1
Tax-advantaged	45.9	45.8	46.9
	108.7	111.2	115.0

Subaccounts	8.7	8.9	4.9
Total	117.4	120.1	119.9

Total shareowner accounts serviced at March 31, 2009 were 117.4 million, a decrease of 2.7 million accounts or 2.2% as compared to December 31, 2008 and a decrease of 2.5 million accounts or 2.1% as compared to March 31, 2008.

Registered accounts serviced decreased 2.5 million accounts or 2.2% from the comparable amount at December 31, 2008, comprised of net declines in existing client accounts of 1.8 million, conversions to DST’s subaccounting platform of 100,000 accounts, and conversions to non-DST subaccounting platforms of 600,000 accounts.  Tax-advantaged accounts were 45.9 million at March 31, 2009, an increase of 100,000 accounts or 0.2% as compared to December 31, 2008.  Tax-advantaged accounts represent 42.2% of total registered accounts serviced at March 31, 2009 as compared to 40.8% at March 31, 2008.  For the period April 1 through April 15, 2009, total mutual fund shareowner accounts serviced increased approximately 700,000 accounts of which 500,000 represent registered mutual fund shareowner accounts converted to TA2000 and 100,000 were tax-advantaged accounts.

Subaccounts serviced were 8.7 million at March 31, 2009, a decrease of 200,000 subaccounts as compared to December 31, 2008.  The net decrease of 200,000 subaccounts serviced during the three months ended March 31, 2009 is comprised of net declines in existing client subaccounts of 300,000, partially offset by conversions of 100,000 registered accounts from TA2000.

The Company anticipates that 1.7 million new registered accounts will be converted to TA2000 in 2009 of which 500,000 represent six new client commitments received in first quarter 2009.  As mentioned above, DST converted approximately 500,000 registered mutual fund shareowner accounts to TA2000 in early April 2009.  The Company also expects 700,000 registered accounts to convert to non-DST platforms in second quarter 2009.  DST’s subaccounting clients have indicated they plan to convert 1.4 million new subaccounts to TA2000 Subaccounting from non-DST platforms during 2009.  In addition, the Company expects 3.4 million registered accounts will convert to subaccounting platforms throughout the remainder of 2009 of which 900,000 will convert to TA2000 Subaccounting.

In summary, based on accounts serviced at March 31, 2009 and the conversion activity previously described (and without taking into account any other changes in accounts serviced during 2009), total accounts serviced at December 31, 2009 are estimated to be 117.3 million, which are comprised of 106.3 million registered accounts and 11.0 million subaccounts.  The actual number of accounts estimated to convert to and from various DST systems, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

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Defined contribution (“DC”) participants represent the number of active participants processed on DST’s TA2000/TRAC platform. DC participants were 3.8 million at March 31, 2009, an increase of 100,000 or 2.7% from December 31, 2008 and a decrease of 1.1 million or 22.4% from March 31, 2008. As previously announced and mentioned above, an existing TRAC client internalized its participant accounting during third quarter 2008 resulting in the loss of approximately 1.0 million participants.  During first quarter 2009, DST received one new client commitment totaling approximately 1.2 million TRAC participants, based on current levels.  These new participants are expected to convert in 2010 and 2011.

Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions).  Operating revenues include approximately $10.7 million of software license fee revenues for first quarter 2009, a decrease of $400,000 or 3.6% over the same period in 2008.  The decrease is primarily due to lower investment management license fee revenues, partially offset by higher AWD software license fees.  While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Financial Services segment income from operations for first quarter 2009 totaled $66.0 million as compared to $69.4 million in first quarter 2008, a decrease of $3.4 million or 4.9%.  The decrease in Financial Services income from operations is attributable to reduced earnings from mutual fund shareowner processing and lower data processing support revenues.  Costs and expenses for first quarter 2009 were $201.3 million, a decrease of $14.0 million or 6.5% from the same period in 2008.  Excluding reimbursable operating costs of $17.1 million in first quarter 2009 and $17.8 million in first quarter 2008, costs and expenses decreased $13.3 million or 6.7% to $184.2 million.  Reductions were attributable to the foreign currency exchange effects between the U.S. Dollar and other currencies, lower compensation related costs at both international operations and DST Health Solutions due to lower headcount and lower travel related costs, which were partially offset by higher costs associated with the inclusion of BlueDoor Technologies Pty Ltd. (“BlueDoor,” acquired on November 14, 2008).  Depreciation and amortization costs decreased $2.4 million in first quarter 2009 compared to the same period in 2008 attributable to certain assets becoming fully depreciated in 2009, which is partially offset by increased amortization expense from the acquisition of BlueDoor.  Operating margin for first quarter 2009 was 24.7% as compared to 24.2% for first quarter 2008.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for first quarter 2009 were $127.0 million, a decrease of $15.7 million or 11.0% as compared to first quarter 2008, principally from lower items mailed and images produced in the U.S. and foreign currency exchange effects of approximately $5.0 million between the U.S. Dollar and both the British Pound and Canadian Dollar.  Out-of-pocket reimbursements increased $9.0 million or 6.5% in first quarter 2009 to $148.2 million attributable to an increase in postage costs procured on behalf of clients from expanded postal processing offerings.

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Items mailed during first quarter 2009 were 581.5 million, a decrease of 6.0% as compared to the same period in 2008.  The decrease in items mailed is due to lower volumes from existing customers and from a special privacy notice completed in 2008 that did not recur in 2009.  Images produced during first quarter 2009 were 3.2 billion, a decrease of 15.8% as compared to first quarter 2008.  The decrease in images is due to certain telecommunications clients reducing the amount of transaction information included on invoices thereby lowering total images produced and lower volumes from other clients and the absence of the privacy mailing previously mentioned.

Output Solutions segment income from operations for first quarter 2009 totaled $7.2 million, a decrease of $6.6 million or 47.8% as compared to first quarter 2008.  Costs and expenses for first quarter 2009 were $259.1 million, an increase of $200,000 or 0.1% from the same period in 2008.  Excluding reimbursable operating costs of $148.2 million in first quarter 2009 and $139.2 million in first quarter 2008, costs and expenses decreased $8.8 million or 7.4% to $110.9 million.  Lower material costs from lower processing volumes, lower compensation related costs and lower equipment costs from the implementation of owned digital print technologies all contributed to the decrease.  Depreciation and amortization decreased $300,000 as compared to first quarter 2008 attributable to lower depreciation from the Company’s use of accelerated depreciation methods, partially offset by increased depreciation from equipment to support expanded postal processing offerings.  Operating margin for first quarter 2009 was 5.7% compared to 9.7% for first quarter 2008.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $15.2 million for first quarter 2009, an increase of $200,000 from first quarter 2008 primarily due to higher rental activities.  Income from operations for first quarter 2009 was $3.1 million, an increase of $200,000 from first quarter 2008 attributable to higher revenues.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended March 31,
	2009	2008
BFDS	$3.7	$5.9
IFDS	2.4	3.5
Argus	(1.5)	0.3
Other	1.1	(1.0)
	$5.7	$8.7

Certain of the Company’s joint ventures derive investment earnings related to cash balances maintained on behalf of customers. Average daily balances invested by the joint ventures were $1.1 billion during first quarter 2009 compared to $1.5 billion during first quarter 2008.  Average interest rates earned on the balances declined from 3.35% in first quarter 2008 to 0.45% in first quarter 2009.  The aggregate effect of these fluctuations resulted in an approximate $11.2 million decline in interest earnings by the joint ventures, which resulted in a decrease in DST’s equity in earnings of unconsolidated affiliates of $3.4 million.

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DST’s equity in BFDS earnings for first quarter 2009 decreased $2.2 million as compared to first quarter 2008 primarily from lower investment earnings resulting principally from lower interest rates on cash balances maintained by BFDS on behalf of customers, and from lower operating revenues resulting from lower shareowner accounts processed.  These earnings decreases were partially offset by lower operating costs.  Compensation and benefit related costs were lower during first quarter 2009 as compared to 2008 resulting from reductions in staffing levels during 2008.

DST’s equity in IFDS earnings for first quarter 2009 decreased $1.1 million as compared to first quarter 2008.  The decrease in equity in earnings is attributable to the foreign currency exchange effects between the U.S. dollar and both the British Pound and Canadian Dollar and higher operating costs to support new clients, partially offset by higher revenues from new clients.  Shareowner accounts serviced by IFDS U.K. were 6.0 million at March 31, 2009, an increase of 100,000 from December 31, 2008 and an increase of 200,000 from March 31, 2008.  Shareowner accounts serviced by IFDS Canada were 10.6 million at March 31, 2009, unchanged from December 31, 2008 and a decrease of 300,000 accounts from March 31, 2008.

DST’s equity in Argus losses for first quarter 2009 was $1.5 million as compared to income of $300,000 first quarter 2008.  Lower earnings at Argus were attributable to lower investment earnings as a result of lower interest rates on cash balances maintained by Argus on behalf of customers and from lower revenues from lower pharmacy claims processed, specifically Medicare Part D claims.  As mentioned earlier, DST acquired the remaining 50% equity interest in Argus on March 31, 2009 and will not record equity in earnings of Argus after the quarter ended March 31, 2009, but rather will consolidate Argus’ results into DST’s consolidated financial statements.

DST’s equity in earnings of other unconsolidated affiliates was $1.1 million, an increase of $2.1 million primarily from improved results at certain other unconsolidated affiliates and, to a lesser extent, improved results at real-estate joint ventures.

Other income (expense), net

Other income, net was $1.6 million in first quarter 2009, a decrease of $4.5 million as compared to $6.1 million in first quarter 2008.  The decrease in other income as compared to first quarter 2008 is primarily from lower dividend income.  As previously mentioned, State Street Corporation reduced its quarterly dividend in 2009 to $0.01 per share as compared to $0.23 per share in first quarter 2008, which resulted in $2.5 million of lower dividend income from State Street Corporation.  In addition, lower dividends of approximately $2.0 million were received in first quarter 2009 from Computershare Ltd. and other available-for-sale securities as compared to first quarter 2008.

Interest expense
Interest expense was $10.6 million for first quarter 2009, a decrease of $2.1 million from first quarter 2008, primarily from lower average interest rates, but partially offset by higher average debt balances during 2009.

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Income taxes

The Company’s tax rate was 41.5% for first quarter 2009 as compared to 36.2% for first quarter 2008.  The first quarter 2009 tax rate was negatively impacted from valuation allowances against international deferred tax assets and from lower dividend income, which is taxed at favorable rates.  The Company expects its tax rate to be approximately 39.0% for the full year 2009.  The 2009 expected tax rate assumes continued valuation allowances on certain international deferred tax assets and lower dividend income.

Accounting Standards

Earnings Per Share – Participating Securities

DST adopted FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”) on January 1, 2009.  Under FSP EITF 03-6-1, certain share-based payment awards that allow holders to receive dividends before they vest should be treated as participating securities.  Although unvested share-based payment awards with nonforfeitable rights to dividends have typically been included in the calculation of diluted EPS using the treasury stock method, these awards are now included in the calculation of basic EPS using the two-class method.  Because DST’s existing restricted stock awards allow holders the right to receive cash dividends, if any, DST is required to treat these awards as participating securities.  Upon adoption of FSP EITF 03-6-1 in first quarter 2009, DST applied this standard retrospectively to all periods prior to 2009.  The adoption of FSP EITF 03-6-1 resulted in increases in previously reported average common and diluted shares outstanding.  The increase in average common and diluted shares outstanding reduced previously reported basic and diluted earnings per share in those prior periods.  A comparison of diluted earnings per share as previously reported and as retrospectively restated is presented in the table below:

	2008
	As	As
	previously	retrospectively
	reported	restated

First quarter	$1.12	$1.10
Second quarter	0.86	0.85
Third quarter	0.91	0.90
Fourth quarter	1.43	1.41
Full year	4.28	4.21

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Earnings Per Share Proposed Accounting Standard

In August 2008, the FASB issued a revised exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement has yet to be issued. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $1.21 and $1.00 (versus GAAP reported earnings of $1.47 and $1.10 for the three months ended March 31, 2009 and 2008, respectively. The above information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft. DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.

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DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the Three Months
	Ended March 31,
	2009	2008

Operating revenues	$395.6	$430.8
Out-of-pocket reimbursements	165.3	157.0

Total revenues	560.9	587.8

Costs and expenses	458.2	472.8
Depreciation and amortization	28.3	30.6

Income from operations	74.4	84.4

Interest expense	(10.6)	(12.7)
Other income (expense), net	16.2	(4.4)
Equity in earnings of unconsolidated affiliates	5.7	8.7

Income before income taxes	85.7	76.0
Income taxes	12.5	3.8

Net income	$73.2	$72.2

Average common shares outstanding	49.7	58.6
Average diluted shares outstanding	49.9	65.5

Basic earnings per share	$1.47	$1.23
Diluted earnings per share	$1.47	$1.10

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DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues
Financial Services
Operating	$267.7	$286.8
OOP reimbursements	17.1	17.8
	$284.8	$304.6
Output Solutions
Operating	$127.0	$142.7
OOP reimbursements	148.2	139.2
	$275.2	$281.9
Investments and Other
Operating	$15.2	$15.0
OOP reimbursements	0.1	0.1
	$15.3	$15.1
Eliminations
Operating	$(14.3)	$(13.7)
OOP reimbursements	(0.1)	(0.1)
	$(14.4)	$(13.8)
Total Revenues
Operating	$395.6	$430.8
OOP reimbursements	165.3	157.0
	$560.9	$587.8

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DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Income from operations
Financial Services	$66.0	$69.4
Output Solutions	7.2	13.8
Investments and Other	3.1	2.9
Elimination Adjustments	(1.9)	(1.7)
	$74.4	$84.4

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	March 31,	December 31,
	2009	2008
Selected Balance Sheet Information

Cash and cash equivalents	$49	$79
Debt	1,411	1,435

	Three Months Ended March 31,
	2009	2008
Capital Expenditures, by Segment

Financial Services	$8	$13
Output Solutions	13	2
Investments and Other	1	2

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DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended March 31, 2009, have been treated as non-GAAP adjustments:

•
Gain on equity interest in Argus, in the amount of $41.7 million, included in other income, net associated with DST’s purchase of the remaining 50% interest of Argus on March 31, 2009 for $57.0 million in cash.  As required by generally accepted accounting principles, the Company adopted SFAS No. 141(R) Business Combinations (“SFAS 141R”) on January 1, 2009.  In accordance with SFAS 141R, the acquisition of the remaining 50% of Argus will be treated as a step acquisition.  Accordingly, DST remeasured its previously held equity interest in Argus to fair value and recorded a $41.7 million gain.  In addition, the Company recorded an income tax benefit associated with this transaction of approximately $900,000 related to the elimination of deferred tax liabilities previously established for equity in earnings of Argus.  In accordance with SFAS No. 109, “Accounting for Income Taxes,” (“SFAS 109”), no income taxes were recorded on the $41.7 million gain on equity interest in Argus.

•
Other net losses, in the amount of $30.8 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $11.8 million.  The $30.8 million of net losses on securities and other investments for first quarter 2009 is comprised of net realized losses from sales of available-for-sale securities of $800,000, other than temporary impairments on available-for-sale securities of $25.6 million and net unrealized losses on private equity funds and other investments of $4.4 million.

•
Gains in the amount of $3.7 million, associated with the repurchase and extinguishment of senior convertible debentures.  The income tax expense associate with these gains was approximately $1.4 million.

•
An income tax benefit of approximately $5.7 million resulting from a reduction in income tax related liabilities principally associated with the completion of an IRS examination in February 2009 for the tax years ended December 31, 2002 through 2005.

The following items, which occurred during the quarter ended March 31, 2008, have been treated as non-GAAP adjustments:

•
Other net losses, in the amount of $10.5 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $4.0 million.  The $10.5 million of net losses on securities and other investments for first quarter 2008 is comprised of net realized losses from sales of available-for-sale securities of $300,000 and other than temporary impairments on available-for-sale securities of $10.2 million.

FOR IMMEDIATE RELEASE – April 29, 2009	Page 15

•
An income tax benefit of approximately $23.6 million resulting from a reduction in the Company’s liabilities for FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109” (“FIN 48”).  The decrease in income tax related liabilities is principally related to the resolution of an IRS examination matter that was resolved in DST’s favor.

FOR IMMEDIATE RELEASE – April 29, 2009	Page 16

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Three Months Ended March 31,
(Unaudited - in millions, except per share amounts)

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$74.4	$85.7	$73.2	$1.47

Adjusted to remove:

Included in non-operating income:

Gain on equity interest in Argus Health Systems		(41.7)	(42.6)	(0.85)
Net losses on securities and other investments		30.8	19.0	0.38
Gain on extinguishment of senior convertible debentures		(3.7)	(2.3)	(0.05)
Reduction in income tax related liabilities			(5.7)	(0.12)

Adjusted Non-GAAP income	$74.4	$71.1	$41.6	$0.83

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$84.4	$76.0	$72.2	$1.10

Adjusted to remove:

Included in non-operating income:

Net losses on securities and other investments		10.5	6.6	0.10
Reduction in income tax related liabilities			(23.6)	(0.36)

Adjusted Non-GAAP income	$84.4	$86.5	$55.2	$0.84

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.